Exhibit 16.1

August 26, 2022

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561

We have been furnished with a copy of the disclosure under the heading “Change in Independent Registered Public Accounting Firm” included in the proxy statement/prospectus/information statement forming a part of the Registration Statement on Form S-4 of Yumanity Therapeutics, Inc. We agree with the statements made in that disclosure insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, LLP